Exhibit 10.2

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is entered into as of July 6, 2008, by and between Fresenius SE, a societas europaea organized under the laws of Germany (the “Company”), and Dr. Patrick Soon-Shiong (“Shareholder”), a shareholder of APP Pharmaceuticals, Inc., a Delaware corporation (“APP”).

RECITALS

A. APP is engaged in the business of developing, in-licensing, manufacturing, selling, marketing and distributing APP Generic Pharmaceutical Products (as defined below) (such business, the “Business”).

B. Shareholder is a significant stockholder and chairman of APP, and until recently, Shareholder was an executive officer of APP as well. Accordingly, Shareholder has acquired confidential and proprietary information relating to the Business and operations of APP.

C. Shareholder’s covenant not to compete, as reflected in this Agreement, is an essential inducement to the Company to enter into the transactions described in the Agreement and Plan of Merger dated as of July 6, 2008 (the “Merger Agreement”), among the Company, Fresenius Kabi Pharmaceuticals Holding, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of the Company (“Holdco”), Fresenius Kabi Pharmaceuticals, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Holdco, and APP (the transactions contemplated by the Merger Agreement are referred to hereinafter as the “Merger”). Capitalized terms not defined herein shall have the definition ascribed to such term in the Merger Agreement.

D. It is anticipated that Shareholder will continue his association with APP and the Company following the consummation of the Merger as a consultant and advisor to the Company.

E. Shareholder, directly or indirectly, holds a substantial number of the issued and outstanding shares of stock of APP for which he will receive valuable consideration as part of the Merger, and therefore has a material economic interest in the consummation of the Merger.

F. In order to protect the goodwill related to the Business, the Shareholder has agreed to the restrictive covenants set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and to induce the Company to consummate the transactions contemplated by the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shareholder hereby covenants and agrees as follows:

1. Effective Date. This Agreement shall be effective as of the Closing. This Agreement shall be void and have no force or effect if the Merger Agreement is terminated prior to the Effective Time or the Merger is otherwise not consummated.

2. Non-Competition.

(a) Shareholder and the Company agree that due to the nature of Shareholder’s past and continuing association with APP, Shareholder has received and is knowledgeable about, and will continue to receive, confidential and proprietary information relating to the business and operations and the relationships with employees, customers and suppliers of APP and its Affiliates. Shareholder acknowledges that such information is of extreme importance to the business of APP and the Company, and will be of extreme importance to APP and the Company after the Merger.

(b) Shareholder and the Company further agree that the market for APP Generic Pharmaceutical Products is intensely competitive and that APP engages in the Business throughout the United States and Canada.

(c) During the period which shall commence at the time of the Closing and shall terminate four (4) years from the Effective Date (the “Restricted Period”), Shareholder shall not, without prior written consent of the Company, with such permission to be given in the Company’s sole and absolute discretion, directly or indirectly (including without limitation, through any Affiliate (as defined below) of Shareholder), own, manage, operate, control or otherwise engage or participate in, or be connected to, as an owner, partner, principal, creditor, salesperson, advisor, member of the board of directors of, employee of, or consultant to, any company, business, venture or any division, group or other subset of a company, business or venture that engages in any substantive part of the Business in which APP is engaged at the time of the Merger (each a “Competitor”) within the Restricted Area (as defined below) (such activities, the “Restricted Activities”); provided, however, that the following shall not constitute “Restricted Activities” and this section shall not prohibit Shareholder from directly or indirectly (including without limitation, through any Affiliate (as defined below) of Shareholder) (i) owning, managing, operating, controlling or otherwise engaging in, participating in or being connected to developing, in-licensing, manufacturing, selling, marketing and/or distributing biosimilar, follow-on biologics, generic biologic products or oxaliplatin or enoxaparin or dalteparin, provided that Shareholder may only conduct such activities with respect to oxaliplatin in the manner currently being conducted by Shareholder in connection with the acquisition of Shimoda Biotech (Pty) Ltd. and its subsidiary, (ii) contract manufacturing (and the related activities necessary to perform contract manufacturing) of APP Generic Pharmaceutical Products by Abraxis BioScience, Inc. in the manner currently being conducted in the Abraxis BioScience, Inc. facility in Phoenix, Arizona, (iii) contract manufacturing (and the related activities necessary to perform contract manufacturing) by Abraxis BioScience, Inc. or one or more of its Subsidiaries of APP Generic Pharmaceutical Products upon the consent of the Company, such consent not to be unreasonably withheld, (iv) developing (and related in-licensing and manufacturing) APP Generic Pharmaceutical Products upon the consent of the Company, such consent not to be unreasonably withheld, so long as such products are not sold, marketed and/or distributed within the Restricted Area during the Restricted Period and (v) serving as a director, consultant or advisor of APP or the Company or any Affiliate of the Company.

(d) Notwithstanding the foregoing provisions of Section 2(c) and the restrictions set forth therein, Shareholder or his Affiliates may: (i) own (A) securities in any Competitor that is a publicly held corporation, but only to the extent that Shareholder does not own, of record or beneficially, more than 3% of the outstanding beneficial ownership of any such Competitor and (B) securities in any Competitor, provided that the Shareholder acquired such securities as the result of a sale or other distribution of Abraxis BioScience, Inc. to any Person and provided further that the Shareholder does not own, of record or beneficially, more than 15% of the outstanding beneficial ownership of any such Competitor and (ii) acquire and hold control of any Person or business (or an interest in any Person or business) that at all times when held by the Shareholder or his Affiliates (based on the then-preceding fiscal year) derives less than 15% of its revenues from the Restricted Activities.

(e) “APP Generic Pharmaceutical Product” means the products listed on Schedule 2(e) hereto, in any dosage and in the form (intravenous and nonintravenous) as marketed, developed or planned to be developed by APP at the time of the Merger; for the avoidance of doubt, with respect to oral generic products, APP Generic Pharmaceutical Products shall only include those oral generic products listed on Schedule 2(e) in their current formulation.

(f) “Affiliate” as used herein, means, with respect to any Person or entity, any Person or entity directly or indirectly controlling, controlled by or under common control with such other Person or entity, and in respect of any individual, members of his or her immediate family, any trust for the benefit of such individual and/or members of his or her immediate family and any other entity in which such individual or any members of his or her immediate family separately or collectively hold (directly or indirectly) a majority of the outstanding equity interests or of which they are trustees.

(g) “Immediate Family” as used herein, means an individual’s spouse, children, parents and anyone else who shares the individual’s home.

(h) “Restricted Area” as used herein, means each county or similar political subdivision of each State of the United States of America and each province of Canada.

3. Non-solicitation of Company Employees. During the Restricted Period, Shareholder shall not, directly or indirectly (including without limitation, through any Affiliate of Shareholder), and without the prior written consent of the Company, solicit or attempt to solicit, any person who is at the time of such solicitation or attempted solicitation an employee of APP or any controlled Affiliate of APP to leave the employ of APP or any controlled Affiliate of APP; provided, however, this section shall not prohibit (a) Shareholder or any of his Affiliates from soliciting or hiring any person who responds to a general advertisement or solicitation not specifically directed at employees of APP or any Affiliate of APP or (b) efforts by recruiting or employment agencies, provided that such recruiting or employment agencies are not directed to target such employees.

4. Non-solicitation of Customers; Non-Disparagement. During the Restricted Period, Shareholder shall not, directly or indirectly (including without limitation, through any Affiliate of Shareholder) (a) solicit, induce or attempt to induce any Customer (as defined below) of APP, the Company or any Affiliate of the Company to cease doing business in whole or in part with APP, the Company or any respective Affiliate of the Company with respect to the Business in the Restricted Area; (b) attempt to limit or interfere in any material respect with any business agreement existing between APP or the Company and/or Affiliates of the Company and any third party, of which Shareholder is aware or put on notice; or (c) make any public oral or written statements that disparage the business reputation of APP or the Company (or its management team); provided, however, that this clause 4 shall not prohibit the Shareholder or his Affiliates from exercising and enforcing their rights under the CVR Indenture or any other agreement between the Shareholder and the Company, APP or one of their Affiliates. “Customer” as used herein means any customer or client of APP, the Company or any Affiliate of the Company about which Shareholder has or had access to confidential information, primarily by virtue of Shareholder’s association with APP, the Company or any Affiliate of the Company.

5. Non-solicitation of Suppliers. During the Restricted Period, Shareholder shall not, directly or indirectly (including without limitation, through any Affiliate of Shareholder) solicit, induce or attempt to induce any Supplier (as defined below) of APP, the Company or any Affiliate of the Company to cease doing business in whole or in part with APP, the Company or any respective Affiliate of the Company with respect to the Business in the Restricted Area. “Supplier” as used herein means any raw material or finished dosage form supplier of APP, the Company or any Affiliate of the Company about which Shareholder has or had access to confidential information, primarily by virtue of Shareholder’s association with APP, the Company or any Affiliate of the Company.

6. Confidentiality. Shareholder covenants that he will not, at any time during the period from the Effective Time through the end of the 12-month period immediately following the Restricted Period, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than in the performance of services to APP or the Company, any Confidential Information (as hereinafter defined). As used herein, “Confidential Information” means non-public information about APP and/or the Company of any kind, nature or description, including, but not limited to, any proprietary knowledge, trade secrets, data, formulae, employee data, and client and customer lists and all documents, papers, resumes and records (including computer records) which is disclosed to or otherwise known to the Shareholder as a direct or indirect consequence of his association with APP and his association with the Company in the context of and subsequent to the Merger. Shareholder acknowledges that such Confidential Information is specialized, unique in nature and of great value to APP and/or the Company and that such information gives APP and/or the Company a competitive advantage in the Business. Confidential Information shall not include information that is (a) the product of Shareholder’s general knowledge, education, training and/or experience obtained prior to his employment with APP or without the benefit of any non-public information of APP or the Company; (b) generally known and/or used by persons with the general knowledge, education, training and/or experience comparable to that of Shareholder; (c) common knowledge in the industry; or (d) otherwise legally in the public domain through no fault of Shareholder or the wrongdoing of any other party.

7. Injunctive Relief; Damages; Limitation of Liability. The parties agree that the remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Shareholder of the provisions of Sections 2, 3, 4, 5 and/or 6 of this Agreement, the Company shall be entitled to seek an injunction restraining Shareholder from the conduct which would constitute a breach of this Agreement. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Shareholder. Although the parties hereto may seek to recover damages, no party to this Agreement shall under any circumstances be held liable whether in contract, in tort, under any warranty or any other theory of liability, for any indirect, incidental, special, consequential or punitive damages, including but not limited to, loss of revenue, loss of opportunity, business disruption or other pecuniary loss arising out of this Agreement and/or related services, even if they have been advised of the possibility of such damages.

8. Reasonableness and Enforceability of Covenants.

(a) The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, Shareholder’s material economic interest in the Merger, his position of confidence and trust as an executive employee of APP and his anticipated ongoing association with APP and the Company as a consultant.

(b) If any court of competent jurisdiction determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the character, duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

(c) Shareholder acknowledges that (i) as part of the Merger, the Company will be vested with the goodwill of, and will directly or indirectly carry on, the Business that had been conducted by APP prior to the Merger, (ii) the restrictive covenants and the other agreements contained herein are an essential part of this Agreement, and (iii) the Merger is designed and intended to qualify as a sale (or other disposition) by Shareholder of all of Shareholder’s interests in APP within the meaning of section 16601 of the Business and Professions Code of California (the “BPCC”).

(d) Shareholder further represents, warrants and agrees that (i) Shareholder has been fully advised by, or has had the opportunity to be advised by, counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated by this Agreement and the Merger Agreement; and (ii) Shareholder has read section 16601 of the BPCC and agrees that section 16601 of the BPCC applies in the context of the Merger. Accordingly, Shareholder agrees to be bound by the restrictive covenants and the other agreements contained in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the restrictive covenants and the other agreements contained herein shall be valid and enforceable in all respects, and, subject to the terms and conditions of this Agreement.

9. Severability. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state, country or jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

10. Construction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, without regard to principles of conflicts or choice of laws. The parties hereby irrevocably and unconditionally consent to submit to the jurisdiction of the federal courts located in the county of Los Angeles or any California state courts located in the county of Los Angeles (and if appropriate, appellate courts therefrom) in connection with any suit, action or proceeding arising out of or related to this Agreement (and agree not to commence any suit, action or proceeding relating thereto except in those courts), waive any defense or objection they may have or hereafter have relating to the laying of venue to any suit, action or proceeding in any such courts, and agree not to plead or claim that any suit, action or proceeding brought therein has been brought in an inconvenient forum.

11. Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

12. Entire Agreement. This Agreement, together with the Merger Agreement and the ancillary documents executed in connection therewith, contains the entire understanding of the parties relating to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument signed by each of the parties hereto. In the event of any conflict or inconsistency between this Agreement and any other agreement between Shareholder and APP and/or the Company, or any APP or Company policy, with respect to business activities, confidential information or other matters addressed herein, including any agreement entered into in the future, the terms of this Agreement shall govern unless such other agreement provides to the contrary by specific reference to this Agreement.

13. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which, when taken as a whole, shall constitute one and the same instrument.

14. Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

15. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties.

16. Further Assurances. From time to time, at the Company’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement.

17. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company:

Fresenius SE

61346 Bad Homburg v.d.H.

Germany

Facsimile: +49 6172 608 5017

Telephone: +49 6172 608 2333

Attn: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London E14 5DS

Facsimile: +44 (0) 207 519 7070

Telephone: +44 (0) 207 519 7000

Attn: Scott V. Simpson, Esq.

         Michal Berkner, Esq.

(b) if to Shareholder:

to the address set forth below the name of Shareholder on the signature page hereof.

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Facsimile: +1 (212) 859-4000

Telephone: +1 (212) 859-8000

Attention: Philip Richter, Esq.

                 Brian Mangino, Esq.

18. Each Party the Drafter. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Non-Competition Agreement as of the date first above written.

FRESENIUS SE

By:	/s/ Dr. U.M. Schneider
Name:	Dr. U.M. Schneider
Title:	President and CEO

By:	/s/ St. Sturm
Name:	St. Sturm
Title:	CFO

SHAREHOLDER

/s/ Dr. Patrick Soon-Shiong
Dr. Patrick Soon-Shiong
Address:	11755 Wilshire Blvd., Suite 2000 Los Angeles, CA 90025
Facsimile: +1 (310) 405-7588

[Signature Page to Non-Competition Agreement]